CARMAX REPORTS RECORD QUARTERLY RESULTS

Richmond, Va., September 22, 2010 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2010.

▪	Net sales and operating revenues increased 13% to $2.34 billion from $2.08 billion in the second quarter of last year.

▪	Comparable store used unit sales increased 4% for the quarter.

▪	Total used unit sales rose 5% in the second quarter.

▪	Net income increased to $107.9 million, or $0.48 per diluted share, compared with $103.0 million, or $0.46 per diluted share, earned in the second quarter of fiscal 2010.

•
In the second quarter of last year, net earnings were increased by $0.10 per share for CarMax Auto Finance (CAF) favorable adjustments, primarily related to mark-to-market increases in the fair value of retained subordinated bonds.

Second Quarter Business Performance Review

Sales.  “We are pleased to report another quarter of solid increases in both used and wholesale unit sales,” said Tom Folliard, president and chief executive officer.  “We are especially pleased with the strength of our comparable store used unit sales where, despite our toughest comparison in recent quarters, we still delivered positive comps.”  Our 4% increase in comparable store used units was driven by an improvement in sales conversion.  Customer traffic was similar to last year’s second quarter, notwithstanding the absence of the spike in traffic provided by last year’s “cash for clunkers” program.

Wholesale unit sales increased 20% compared with the second quarter of fiscal 2010.  The improvement reflected increases in both appraisal traffic and our appraisal buy rate.  Similar to the last several quarters, we believe the rebound in the appraisal buy rate has been primarily driven by the strength of wholesale industry used vehicle pricing, which has allowed us to provide higher appraisal offers.

Other sales and revenues increased 2% compared with the prior year’s second quarter, as an increase in extended service plan revenues was largely offset by a decrease in third-party finance fees.  Extended service plan revenues increased 14%, reflecting both the growth in used unit sales and an increase in ESP penetration, due in part to continued refinements in the plan design.  The decline in third-party finance fees primarily reflected a mix shift among providers.  Similar to recent quarters, we experienced a year-over-year increase in the percentage of vehicle sales financed by our subprime finance providers.

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CarMax, Inc.

Gross Profit.  Total gross profit increased 11% to $349.1 million from $314.5 million in the second quarter of fiscal 2010, reflecting the combination of the increase in unit sales and an improvement in total gross profit dollars per retail unit, which increased $190 per unit to $3,306 in the current quarter from $3,116 in the corresponding prior year quarter.

Used vehicle gross profit increased to $2,205 per unit from $2,120 per unit in the prior year quarter.  The improvement resulted from a combination of factors, including a year-over-year increase in the percentage of vehicles sourced directly from consumers via our appraisal process, benefits realized from our initiatives to improve vehicle reconditioning efficiency and reduce waste, and the support provided by strong wholesale market valuations, which remain above prior year levels.

Wholesale gross profit per unit increased to $858 in the current quarter, compared with $826 in the second quarter of last year.  The continued strength of our wholesale profits reflected the combination of the favorable underlying wholesale pricing environment and the continued strong dealer attendance and dealer-to-car ratios at our auctions.

CarMax Auto Finance.  Effective March 1, 2010, we adopted new accounting standards under which we now recognize all transfers of auto loan receivables into securitization transactions as secured borrowings.  Beginning in fiscal 2011, CAF income no longer includes a gain on the sale of loans through securitization transactions, but instead primarily reflects the interest and certain other income associated with the auto loan receivables less the interest expense associated with the non-recourse notes payable issued to fund these receivables, direct CAF expenses and a provision for estimated loan losses.

CAF income was $52.6 million compared with $72.1 million in last year’s second quarter.  In the prior year period, CAF income was increased by adjustments totaling $36.2 million related to loans originated in previous fiscal periods.  These adjustments included $28.5 million of favorable mark-to-market adjustments on retained subordinated bonds.

In the second quarter of the current year, CAF income was 5.0% of average managed receivables, on an annualized basis.  CAF’s current quarter profits reflect the low benchmark interest rates and the improvement in credit spreads in the term securitization market experienced over the last several quarters, both of which have contributed to funding costs that are below historical levels.

SG&A.  Selling, general and administrative expenses increased 3% to $225.2 million from $218.1 million in the prior year’s second quarter, compared with the 13% increase in total revenues.  The increase in SG&A primarily reflected increases in advertising expense and sales commissions and other variable costs associated with the growth in unit sales.  As sales trends have improved, we have targeted higher levels of advertising expenditures.  The SG&A ratio improved to 9.6% in the current year’s quarter compared with 10.5% in the prior’s year quarter, reflecting the leverage associated with the increases in both unit sales and average selling prices.

Earnings and Earnings Per Share.  “We are extremely pleased to deliver record profits, with strong contributions from across our business model, despite what remains a challenging sales environment,” said Folliard.  We remain confident in our longer-term opportunity to continue to grow sales, market share and earnings as consumer demand improves and as we continue to focus on developing associates, driving execution and discovering efficiencies.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2010	2009	Change	2010	2009	Change
Used vehicle sales	$1,889.6	$1,706.6	10.7%	$3,721.7	$3,255.9	14.3%
New vehicle sales	51.1	63.2	(19.2)%	102.0	111.8	(8.8)%
Wholesale vehicle sales	329.9	237.0	39.2%	646.4	408.5	58.2%
Other sales and revenues:
Extended service plan revenues	45.5	39.9	14.1%	86.9	74.4	16.7%
Service department sales	27.1	26.8	0.9%	53.4	53.5	(0.1)%
Third-party finance fees, net	(1.2)	3.1	(139.8)%	(6.5)	6.9	(193.6)%
Total other sales and revenues	71.3	69.9	2.1%	133.8	134.8	(0.8)%
Net sales and operating revenues	$2,341.9	$2,076.7	12.8%	$4,603.8	$3,911.0	17.7%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended August 31		Six Months Ended August 31
	2010	2009	2010	2009
Comparable store vehicle sales:
Used vehicle units	4%	8%	6%	(6)%
New vehicle units	(19)%	(19)%	(9)%	(31)%
Total units	3%	7%	6%	(7)%

Used vehicle dollars	9%	13%	13%	(4)%
New vehicle dollars	(19)%	(19)%	(9)%	(30)%
Total dollars	8%	12%	13%	(6)%

Total vehicle sales:
Used vehicle units	5%	10%	7%	(3)%
New vehicle units	(19)%	(19)%	(9)%	(31)%
Total units	5%	9%	7%	(4)%

Used vehicle dollars	11%	16%	14%	(1)%
New vehicle dollars	(19)%	(19)%	(9)%	(30)%
Total dollars	10%	14%	14%	(2)%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended August 31		Six Months Ended August 31
	2010	2009	2010	2009
Vehicle units:
Used vehicles	98%	97%	98%	98%
New vehicles	2	3	2	2
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	97%	96%	97%	97%
New vehicles	3	4	3	3
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended August 31		Six Months Ended August 31
	2010	2009	2010	2009
Used vehicles	103,433	98,260	204,358	191,123
New vehicles	2,168	2,689	4,302	4,720
Wholesale vehicles	69,140	57,790	133,499	100,016

Average Selling Prices
	Three Months Ended August 31		Six Months Ended August 31
	2010	2009	2010	2009
Used vehicles	$18,084	$17,185	$18,025	$16,847
New vehicles	$23,418	$23,373	$23,569	$23,545
Wholesale vehicles	$4,642	$3,978	$4,711	$3,960

Selected Operating Ratios
(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2010	% (1)	2009	% (1)	2010	% (1)	2009	% (1)

Net sales and operating revenues	$2,341.9	100.0%	$2,076.7	100.0%	$4,603.8	100.0%	$3,911.0	100.0%
Gross profit	$349.1	14.9%	$314.5	15.1%	$682.7	14.8%	$590.8	15.1%
CarMax Auto Finance income	$52.6	2.2%	$72.1	3.5%	$110.1	2.4%	$50.5	1.3%
Selling, general, and administrative
expenses	$225.2	9.6%	$218.1	10.5%	$451.9	9.8%	$424.3	10.9%
Operating profit (EBIT) (2)	$176.5	7.5%	$168.6	8.1%	$340.8	7.4%	$216.9	5.5%
Net earnings	$107.9	4.6%	$103.0	5.0%	$209.0	4.5%	$131.7	3.4%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
(In millions)	Three Months Ended August 31			Six Months Ended August 31
	2010	2009	Change	2010	2009	Change
Used vehicle gross profit	$228.1	$208.3	9.5%	$451.3	$394.1	14.5%
New vehicle gross profit	1.2	2.9	(59.5)%	2.7	3.9	(31.3)%
Wholesale vehicle gross profit	59.3	47.7	24.3%	120.0	85.9	39.6%
Other gross profit	60.6	55.6	8.9%	108.7	106.8	1.7%
Total gross profit	$349.1	$314.5	11.0%	$682.7	$590.8	15.6%

Gross Profit per Unit
	Three Months Ended August 31				Six Months Ended August 31
	2010		2009		2010		2009
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,205	12.1%	$2,120	12.2%	$2,208	12.1%	$2,062	12.1%
New vehicle gross profit	$533	2.3%	$1,060	4.5%	$628	2.6%	$833	3.5%
Wholesale vehicle gross profit	$858	18.0%	$826	20.1%	$899	18.6%	$859	21.0%
Other gross profit	$574	84.9%	$551	79.6%	$521	81.2%	$545	79.2%
Total gross profit	$3,306	14.9%	$3,116	15.1%	$3,272	14.8%	$3,017	15.1%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income
(In millions)	Three Months Ended August 31		Six Months Ended August 31
	2010 (1)	2009	2010 (1)	2009
Total managed portfolio income	$107.5	$26.7	$209.8	$53.6

Gain:
Gain on sales of loans originated and sold	--	19.9	--	24.7
Other (losses) gains	(0.1)	36.2	2.5	(6.0)
Total gain	(0.1)	56.1	2.5	18.7

Expenses:
Interest expense	35.3	--	70.4	--
Provision for loan losses	9.0	--	9.9	--
Direct CAF expenses	10.5	10.7	21.9	21.8
Total expenses	54.8	10.7	102.2	21.8

CarMax Auto Finance income	$52.6	$72.1	$110.1	$50.5

Net loans originated	$600.8	$478.6	$1,136.2	$947.1
Average managed receivables, principal only	$4,205.4	$4,043.4	$4,164.2	$4,023.0

Ending receivables funded in the warehouse facilities	$718.0	$575.0	$718.0	$575.0
Ending unused warehouse facility capacity	$882.0	$625.0	$882.0	$625.0

(1)	Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.

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CarMax, Inc.

Earnings Highlights
(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2010	2009	Change	2010	2009	Change
Net earnings	$107.9	$103.0	4.8%	$209.0	$131.7	58.7%
Diluted weighted average shares outstanding	226.1	221.3	2.2%	226.2	220.1	2.8%
Net earnings per share	$0.48	$0.46	4.3%	$0.92	$0.59	55.9%

Planned Store Openings

We currently plan to open the following superstores within 12 months from August 31, 2010:

Location	Television Market	Market Status	Store Format	Planned Opening Date
Baton Rouge, Louisiana	Baton Rouge	New	Production	Q1 FY12
Lexington, Kentucky	Lexington	New	Non-production	Q1 FY12
Escondido, California	San Diego	Existing	Non-production	Q2 FY12

We expect to open a total of five superstores in fiscal 2012.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 22, 2010.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 20371184.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 22, 2010, through December 20, 2010.  A telephone replay also will be available through September 29, 2010, and may be accessed by dialing 1-800-642-1687 (international callers dial
1-706-645-9291).  The conference I.D. for both domestic and international callers is 20371184.

Third Quarter Fiscal 2011 Earnings Release Date

We currently plan to release third quarter sales and earnings on Tuesday, December 21, 2010, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2010 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 103 used car superstores in 49 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2010, the company retailed 357,129 used cars and sold 197,382 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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CarMax, Inc.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in general or regional U.S. economic conditions.
•	Changes in the availability or cost of capital and working capital financing, including the availability and cost of financing auto loan receivables.
•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended August 31						Six Months Ended August 31
	2010 (1)	%	(2)	2009	%	(2)	2010	(1)%	(2)	2009	%	(2)

Sales and operating revenues:
Used vehicle sales	$1,889,598	80.7		$1,706,616	82.2		$3,721,664	80.8		$3,255,891	83.3
New vehicle sales	51,057	2.2		63,206	3.0		101,955	2.2		111,759	2.9
Wholesale vehicle sales	329,889	14.1		236,991	11.4		646,378	14.0		408,487	10.4
Other sales and revenues	71,336	3.0		69,858	3.4		133,795	2.9		134,834	3.4
Net sales and operating revenues	2,341,880	100.0		2,076,671	100.0		4,603,792	100.0		3,910,971	100.0
Cost of sales	1,992,762	85.1		1,762,122	84.9		3,921,126	85.2		3,320,185	84.9
Gross profit	349,118	14.9		314,549	15.1		682,666	14.8		590,786	15.1
CarMax Auto Finance income	52,604	2.2		72,130	3.5		110,099	2.4		50,494	1.3
Selling, general and administrative
expenses	225,236	9.6		218,122	10.5		451,928	9.8		424,347	10.9
Interest expense	1,413	0.1		1,348	0.1		1,485	--		2,414	0.1
Interest income	102	--		190	--		182	--		373	--
Earnings before income taxes	175,175	7.5		167,399	8.1		339,534	7.4		214,892	5.5
Income tax provision	67,290	2.9		64,428	3.1		130,530	2.8		83,173	2.1
Net earnings	$107,885	4.6		$102,971	5.0		$209,004	4.5		$131,719	3.4

Weighted average common shares:
Basic	222,857			218,747			222,539			218,376
Diluted	226,132			221,334			226,155			220,087

Net earnings per share:
Basic	$0.48			$0.47			$0.93			$0.60
Diluted	$0.48			$0.46			$0.92			$0.59

(1)	Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.
(2)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	August 31 2010 (1)	August 31 2009	February 28 2010
ASSETS
Current assets:
Cash and cash equivalents	$55,163	$122,347	$18,278
Restricted cash from collections on auto loan receivables	166,574	--	--
Accounts receivable, net	65,982	79,110	99,434
Auto loan receivables held for sale	--	25,679	30,578
Retained interest in securitized receivables	--	486,120	552,377
Inventory	929,170	790,081	843,133
Deferred income taxes	8,829	8,052	5,595
Other current assets	8,854	10,193	7,017

Total current assets	1,234,572	1,521,582	1,556,412

Auto loan receivables, net	4,262,590	--	--
Property and equipment, net	880,197	916,162	893,453
Deferred income taxes	100,554	100,699	57,234
Other assets	99,266	48,857	49,092

TOTAL ASSETS	$6,577,179	$2,587,300	$2,556,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$236,997	$224,835	$253,267
Accrued expenses and other current liabilities	92,144	92,925	94,557
Accrued income taxes	15,499	36,183	6,327
Short-term debt	565	1,937	883
Current portion of long-term debt	681	199,855	122,317
Current portion of non-recourse notes payable	139,952	--	--

Total current liabilities	485,838	555,735	477,351

Long-term debt, excluding current portion	28,747	177,716	27,371
Non-recourse notes payable, excluding current portion	3,867,045	--	--
Other liabilities	126,546	109,622	117,887

TOTAL LIABILITIES	4,508,176	843,073	622,609

TOTAL SHAREHOLDERS’ EQUITY	2,069,003	1,744,227	1,933,582

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,577,179	$2,587,300	$2,556,191

(1)
Reflects the adoption of ASU Nos. 2009-16 and 2009-17 effective March 1, 2010.  Pursuant to these pronouncements, we recognize (a) all transfers of auto loan receivables into term securitizations and (b) transfers of auto loan receivables into our warehouse facilities on or after March 1, 2010, as secured borrowings.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)
	Six Months Ended August 31
	2010	2009
Operating Activities:
Net earnings	$209,004	$131,719
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	29,048	29,579
Share-based compensation expense	21,957	22,654
Provision for loan losses	9,883	--
Loss on disposition of assets	316	276
Deferred income tax provision (benefit)	10,304	(17,711)
Net decrease (increase) in:
Accounts receivable, net	13,077	(3,234)
Auto loan receivables held for sale, net	--	(15,931)
Retained interest in securitized receivables	43,746	(137,858)
Inventory	(86,037)	(86,924)
Other current assets	(4,702)	(81)
Auto loan receivables, net	(228,878)	--
Other assets	(4,688)	1,152
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(26,102)	35,365
Other liabilities	3,606	(10,295)
Net cash used in operating activities	(9,466)	(51,289)

Investing Activities:
Capital expenditures	(15,232)	(14,328)
Proceeds from sales of assets	--	50
Insurance proceeds related to damaged property	--	447
Increase in restricted cash from collections on auto loan receivables	(3,966)	--
Increase in restricted cash in reserve accounts	(8,680)	--
Release of restricted cash from reserve accounts	7,028	--
Sales (purchases) of money market securities, net	1	(2,196)
Sales of investments available-for-sale	--	2,200
Net cash used in investing activities	(20,849)	(13,827)

Financing Activities:
(Decrease) increase in short-term debt, net	(318)	1,059
Issuances of long-term debt	243,300	386,000
Payments on long-term debt	(365,299)	(344,598)
Issuances of non-recourse notes payable	1,873,000	--
Payments on non-recourse notes payable	(1,692,413)	--
Equity issuances, net	6,387	3,819
Excess tax benefits from share-based payment arrangements	2,543	586
Net cash provided by financing activities	67,200	46,866

Increase (decrease) in cash and cash equivalents	36,885	(18,250)
Cash and cash equivalents at beginning of year	18,278	140,597
Cash and cash equivalents at end of period	$55,163	$122,347
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